Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 6, 2014, except for Note O, as to which the date is January 15, 2015, with respect to the financial statements of Entellus Medical, Inc. contained in the Prospectus, dated January 28, 2015, relating to the Registration Statement on Form S-1 (File No. 333- 201237), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the use of the aforementioned report in this Registration Statement on Form S 8.

/s/ Grant Thornton LLP

Minneapolis, Minnesota

January 29, 2015